January 2, 2025

Harbor Capital Advisors, Inc.

111 South Wacker Drive, 34th Floor

Chicago, Illinois 60606-4302

Investment Advisory Agreement

Harbor Cayman Multi-Asset Ltd

Dear Sir or Madam:

Harbor Cayman Multi-Asset Ltd (the “Fund”) has been organized under the laws of the Cayman Islands to enable the Harbor Multi-Asset Explorer ETF (the “Harbor ETF”) to gain exposure to certain types of commodity-linked instruments. The Harbor ETF is a series of Harbor ETF Trust, a U.S. registered investment company. The Fund is a wholly owned subsidiary of the Harbor ETF. You serve as investment adviser to the Harbor ETF. It is the Fund’s desire to engage you to act as investment adviser to the Fund so that you are able to implement the Harbor ETF’s investment strategy directly and indirectly through the Harbor ETF’s investments in the Fund. Accordingly, the Fund has selected you to act as the investment adviser of the Fund and to provide certain other services, as more fully set forth below, and you are willing to act as such investment adviser and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Fund agrees with you as follows:

1.	Delivery of Fund Documents: The Fund has furnished you with copies properly certified or authenticated of each of the following:

(a)	The Certificate of Incorporation of the Fund.

(b)	The Memorandum and Articles of Association of the Fund as in effect on the date hereof (the “Organizational Documents”).

(c)	Resolutions of the Board of Directors of the Fund selecting you as investment adviser and approving the form of this Agreement.

The Fund will furnish you from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing.

2.

Name of Fund: The Fund may use the name “Harbor ETF Trust” or any name derived from the name “Harbor Capital Advisors” in connection with the Fund only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to your business as investment adviser. At such time as such an agreement shall no longer be in effect, the Fund (to the extent that it lawfully can) will cause the Fund to cease to use such a name or any other name indicating that it is advised by or otherwise connected with you or any organization which shall have so succeeded to your business.

INVESTMENT ADVISORY AGREEMENT

HARBOR CAYMAN MULTI-ASSET LTD

JANUARY 2, 2025

3.

Advisory and Other Services: You will regularly provide the Fund with investment research, advice and supervision and will furnish continuously an investment program for the Fund consistent with the investment objectives and policies of the Fund. You will determine what securities and other financial instruments shall be purchased for the Fund, what securities and other financial instruments shall be held or sold by the Fund, and what portion of the Fund’s assets shall be held uninvested, subject always to the provisions of the Fund’s Organizational Documents and to the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect, and subject, further to such policies and instructions as the Board of Directors may from time to time establish. You shall advise and assist the officers of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of the Board of Directors of the Fund and the appropriate committees of the Board of Directors regarding the conduct of the business of the Fund.

4.

Subadvisers: You may engage one or more investment advisers which are either registered as such or specifically exempt from registration under the Investment Advisers Act of 1940, as amended, to act as subadvisers to provide with respect to the Fund certain services set forth in Paragraphs 3 and 7 hereof, all as shall be set forth in a written contract to which the Fund and you shall be parties. You will monitor and oversee each subadviser’s management of the Fund’s investment operations in accordance with the Organizational Documents, investment objectives, policies and restrictions of the Fund.

5.

Allocation of Charges and Expenses: You will pay the compensation and expenses of all officers and executive employees of the Fund and will make available, without expense to the Fund, the services of such of your partners and employees as may duly be elected officers or directors of the Fund, subject to their individual consent to serve and to any limitations imposed by law. You will pay the Fund’s office rent and will provide investment advisory, research and statistical facilities and all clerical services relating to research, statistical and investment work. During the term of this Agreement, you will pay all of the operating expenses of the Fund, except for (i) the fee payment under this Agreement; (ii) the costs of borrowing, including interest and dividend expenses; (iii) taxes and governmental fees; (iv) brokers’ commissions and any other transaction-related expenses and fees arising out of transactions effected on behalf of the Fund; (v) costs of holding Board of Director meetings; and (vi) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business. For the avoidance of doubt, your payment of such expenses may be accomplished through the Fund’s payment of such expenses and a corresponding reduction in the fee payable to you pursuant to Paragraph 5 hereof; provided, however, that if the amount of expenses paid by the Fund exceeds the fee payable to you pursuant to Paragraph 5 hereof, you will reimburse the Fund for such excess amount.

INVESTMENT ADVISORY AGREEMENT

HARBOR CAYMAN MULTI-ASSET LTD

JANUARY 2, 2025

6.	Compensation of the Adviser:

(a)

For all services to be rendered and payments made as provided in Paragraphs 3, 4 and 5 hereof, the Fund will pay you on the last day of each month a fee at the annual rate of 0.70% based on the average daily net assets of the Fund, as defined below. The “average daily net assets” of the Fund are defined as the average of the values placed on the net assets as of 4:00 P.M. (New York time), on each day on which the net asset value of the Fund’s portfolio is determined or, if the Fund lawfully determines the value of the net assets of its portfolio as of some other time on each business day, as of such time. The value of the net assets of the Fund shall be determined pursuant to the applicable provisions of the Organizational Documents of the Fund. If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this Paragraph 6, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the New York Stock Exchange, or as of such other time as the value of the net assets of the Fund’s portfolio may lawfully be determined, on that day. If the determination of the net asset value of the Shares of the Fund has been suspended pursuant to the Organizational Documents of the Fund for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month). If the Fund determines the value of the net assets of its portfolio more than once on any day, the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Paragraph 6. If this Agreement is terminated as of any date not the last day of a month, such fee shall be based on the average daily net assets of the Fund in that period from the beginning of such month to such date of termination, and shall be the proportion of such average daily net assets as the number of calendar days in such period bears to the number of calendar days in such month.

(b)

You agree that your compensation for any month shall include, and thus be reduced by, the amount, if any, which you pay to any subadviser engaged pursuant to Paragraph 4 hereof. You agree that the Fund shall not be required to pay any fee to any such subadviser.

7.

Avoidance of Inconsistent Position: In connection with purchases or sales of portfolio securities and other financial instruments for the account of the Fund, neither you nor any of your partners, directors, officers or employees nor any subadviser engaged by you pursuant to Paragraph 4 hereof will act as a principal or agent or receive any commission. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities and other financial instruments for the Fund’s account with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund the most favorable execution and net price available. It is also understood that it is desirable for the Fund that you have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, you are authorized to place orders for the purchase and sale of securities and other financial instruments for the Fund with such certain brokers, subject to review by the Fund’s directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of the Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund. Your services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and other services to others.

INVESTMENT ADVISORY AGREEMENT

HARBOR CAYMAN MULTI-ASSET LTD

JANUARY 2, 2025

8.

Limitation of Liability of Adviser: You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as your employee or agent.

9.

Duration and Termination of this Agreement: This Agreement shall remain in force until terminated. This Agreement may, on 60 days written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the Fund, by action of the Harbor ETF as sole shareholder of the Fund, or by you. This Agreement shall automatically terminate in the event of its assignment. In interpreting the term “assignment”, the definitions contained in Section 202(a) of the Investment Advisers Act, as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation or order.

10.

Amendment of this Agreement: No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

11.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the choice of law principles thereof.

12.

Miscellaneous: It is understood and expressly stipulated that neither the holders of shares of the Fund nor the Directors shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as neither the Directors, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

13.

Confidentiality. You shall maintain all non-public information regarding the Fund’s portfolio, including the list of portfolio securities and other financial instruments held by the Fund, which you receive or have access to in the course of performing your duties hereunder as strictly confidential. You shall not disclose or disseminate such non-public information to any third party unless such disclosure is approved in writing by the Fund. You shall not use non-public information regarding the Fund’s portfolio as a basis to place or recommend any transactions in securities or other financial instruments for yourself or any third party.

INVESTMENT ADVISORY AGREEMENT

HARBOR CAYMAN MULTI-ASSET LTD

JANUARY 2, 2025

14.

Anti-Money Laundering. You shall maintain, on behalf of the Fund and in accordance with the Money Laundering Regulations (as amended) and the Guidance Notes on the Prevention and Detection of Money Laundering, as amended from time to time (the “Guidance Notes”) (such Regulations and Guidance Notes collectively referred to as the “Regulations”), the following anti-money laundering compliance procedures (the “Procedures”):

(i)

Identification and verification procedures on the appropriate parties, to the extent that such procedures may be undertaken and maintained by virtue of reliance upon either an exemption or an introduction provided for under the Regulations; and

(ii)	Record keeping procedures related to the foregoing verification of identity and relating to transactions of all investors in the Fund.

In maintaining the Procedures, you shall:

(i)	Provide to the Cayman Islands Monetary Authority (“CIMA”) and the Fund, upon request, written evidence of your suitability to perform the relevant functions on behalf of the Fund;

(ii)

Provide information obtained and held with respect to the investors to CIMA, upon request, and to the Financial Reporting Authority of the Cayman Islands, or its successor and other law enforcement authorities, in accordance with relevant procedures;

(iii)

Provide the Fund or its authorized agents with reasonable access to information which they may require to satisfy themselves of the reliability of your systems and procedures to ensure compliance with the Regulations; and

(iv)

Comply with your own anti-money laundering obligations regarding identification of clients, training employees, record keeping and suspicious activity reporting and maintain all such procedures in accordance with the Regulations.

[Signature page follows]

INVESTMENT ADVISORY AGREEMENT

HARBOR CAYMAN MULTI-ASSET LTD

JANUARY 2, 2025

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract.

HARBOR CAYMAN MULTI-ASSET LTD

By:	/s/ Charles F. McCain
Charles F. McCain
Director

The foregoing Agreement is hereby accepted as of the date thereof.

HARBOR CAPITAL ADVISORS, INC.

By:	/s/ Diana R. Podgorny
Diana R. Podgorny
Executive Vice President, General Counsel and Secretary